EXHIBIT 99.1

Contact: Phil McPherson, Chief Financial Officer, (949) 612-8040

For Immediate Release

Citadel Announces Completion of Second Exploration Well

Company’s first delineation well to follow immediately on the same Pastoria Creek block.

Newport Beach, CA (May 30, 2013): Citadel Exploration, Inc. (OTCBB: COIL) is pleased to announce that it has completed the Pastoria Creek 3-2 well, the company’s second exploration well. This well will be tested and put on production as soon as possible.   Based on data obtained from the drilling of this well the rig will now move to a follow-up location. This new proposed delineation well will be called the Pastoria Creek 1-2 and drilling will commence within a week. With the drilling of the Pastoria Creek 3-2, Citadel has now earned in to this exploration block and will now pay 20% of the cost of the 1-2 well for 20% of the working interest and all subsequent drilling on this block.

In addition, Citadel announced that the previously drilled North Tejon 1-19, the company’s first exploration well, is currently undergoing testing and Citadel expects results from both that well and the Pastoria 3-2 in the near term.

"Our drilling program has generated very encouraging results so far and I am looking forward to our testing program and the drilling of the newly proposed Pastoria Creek 1-2." said Armen Nahabedian President and CEO of Citadel.

About Citadel:

Citadel Exploration (OTCBB: COIL) is a pure-play California oil company with operations in the Salinas and San Joaquin Basins of California.  Citadel has a broad portfolio of capital investment opportunities arising from management’s extensive knowledge of the geology and the history of oil and gas exploration and development in California.

For more information on the company, visit www.citadelexploration.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Citadel Exploration generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Citadel Exploration's Form 10-K for the fiscal year ended December 31, 2012 for a discussion of such risks, uncertainties and other factors.

Statements such as any perceived benefit from the raising of capital and the beginning of drilling and any other perceived benefits, involve risks and uncertainties, including, but not limited to our ability to successfully drill wells and extract resources, operate without adversely impacting the environment, our ability to adhere to safety measures, or other general economic conditions which would hinder our ability to operate effectively.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions, our ability to raise sufficient funding to finance our operations, the actual drilling results, adherence to regulations, and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Investor Relations:
Phil McPherson, CFO
Citadel Exploration
417 31st Street Unit A
Newport Beach, CA 92663
949-612-8040

Media Relations:
Robert Parry
Compass Check Consulting
rparry@compasscheckconsulting.com
626-698-0878